Exhibit 99.1

Forterra Reports Strong Third Quarter 2016

Third Quarter 2016 Highlights Compared to Third Quarter 2015

•	Net sales nearly doubled to $480.1 million

•	Gross margin expanded 390 basis points to 22.7%

•	Net income improved by $23.4 million to $8.4 million

•	Adjusted net income[1] improved by $20.0 million to $13.0 million

•	Adjusted EBITDA[1] improved to $86.3 million, up $63.4 million

•	Adjusted EBITDA Margin[1] Expanded 850 Basis Points to 18.0%

•	Completed Initial Public Offering in October 2016

Irving, TX – GLOBE NEWSWIRE – November 10, 2016 — Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water infrastructure pipe and products in the United States and Eastern Canada, today announced results for the third quarter ended September 30, 2016.

Forterra CEO Jeff Bradley commented, “We are pleased with the strong results in our first quarter reporting as a public company. The growth in net sales, net income and adjusted EBITDA was fueled by the performance of our accretive acquisitions and the strength of our leadership position across our national footprint. We remain optimistic about the substantial opportunities that lie ahead as we expect federal and state spending for water infrastructure to continue to increase.”

Bradley continued, “After the completion of our initial public offering and debt refinancing in October 2016, we strengthened our balance sheet. As a result, we believe we are now even better able to offer our customers a comprehensive end-to-end product line.”

Third Quarter 2016 Financial Results

Net sales for third quarter 2016 increased by 98.9% to $480.1 million, compared to $241.4 million in the prior year quarter. The increase is attributable to the impact of acquisitions which increased net sales by $268.3 million. Drainage Pipe & Products net sales increased by 50.6% to $215.5 million, compared to $143.1 million in the prior year quarter due to $83.5 million of net sales from acquisitions. Water Pipe & Products net sales increased by 293.0% to $225.6 million, compared to $57.4 million in the prior year quarter, due to net sales from our acquisitions of $184.8 million. Drainage Pipe & Products gross profit increased to $52.7 million

[1]	Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and a reconciliation thereof to the most directly-comparable GAAP financial measure.

from $31.1 million in the prior year quarter, increasing gross profit margin by approximately 270 basis points. Water Pipe & Products gross profit increased to $49.4 million from $11.3 million, increasing gross profit margin by 220 basis points.

Reported net income for third quarter 2016 was $8.4 million, compared to a net loss of $15.0 million in the prior year quarter. The increase in net income of $23.4 million is primarily attributed to higher net sales. Adjusted net income1 increased to $13.0 million, compared to an adjusted net loss1 of $7.0 million in the prior year quarter, again mainly attributable to higher net sales.

Adjusted EBITDA1 for third quarter 2016 increased by $63.4 million to $86.3 million, compared to $22.9 million in the prior year quarter. Gross margin improved by 390 basis points to 22.7% as a result of cost saving initiatives and the ongoing realization of synergies from acquisitions. Adjusted EBITDA margin1 improved by 850 basis points to 18.0%, compared to 9.5% in the prior year quarter. The increase in adjusted EBITDA1 is attributable to higher net sales, the 390 basis point expansion in gross margin to 22.7%, and favorable leverage on selling, general & administrative expenses, which improved by 490 basis points to 13.8% as a percent of net sales, compared to the prior year quarter.

Drainage Pipe & Products EBITDA2 and adjusted EBITDA1 increased to $51.5 million and to $51.8 million, respectively, compared to $29.2 million and $33.8 million in the prior year quarter, respectively. Water Pipe & Products EBITDA2 and adjusted EBITDA1 increased by $35.0 million and by $31.8 million to $43.6 million and $43.1 million, respectively, compared to $8.6 million and $11.3 million, in the prior year quarter, respectively.

Acquisitions

On August 4, 2016, the Company completed the $30.6 million acquisition of Bio Clean Environmental Services, Inc. and Modular Wetland Systems, Inc. (together, “Bio Clean”), subject to customary working capital adjustments. Bio Clean designs and sells environmentally responsible storm water management systems. The Bio Clean product offerings serve as a complementary addition to Forterra’s extensive line of products. With an increasing national focus on environmentally responsible products, we believe this acquisition will help us further penetrate opportunities in the drainage sector.

Balance Sheet and Liquidity

At September 30, 2016, the Company had cash of $36.2 million and borrowings under its credit agreements of $1.321 billion. On a pro forma basis at September 30, 2016, after giving effect to the completion of the Company’s initial public offering and related refinancing on October 25, 2016, the Company had cash in the amount of approximately $51 million and borrowings under its credit agreements of $1.05 billion, excluding approximately $129 million borrowed in October 2016 for the acquisitions of Precast Concepts, LLC and J&G Concrete Operations, LLC.

[1]	Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and a reconciliation thereof to the most directly-comparable GAAP financial measure.
[2]	For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

Recent Developments

Initial Public Offering

On October 25, 2016, Forterra completed its initial public offering of common stock, receiving net proceeds of $313.3 million. Following completion of the offering and including shares of restricted stock granted in connection with the offering, the Company had 63,926,374 shares outstanding.

The Company used $296.0 million of the net proceeds from the offering to repay outstanding indebtedness. In connection with the offering, the Company entered into a new $300.0 million asset based revolving credit facility which matures in 2021 and a new $1.05 billion senior term loan facility which matures in 2023.

Acquisitions and Dispositions

On October 14, 2016, the Company acquired Precast Concepts, LLC, which manufactures products in our drainage pipe & products segment located in the Denver, Colorado area with three facilities throughout Colorado. The aggregate purchase price was $97.1 million, subject to customary working capital adjustments.

On October 14, 2016, the Company also acquired J&G Concrete Operations, LLC, which manufactures products in our drainage pipe & products segment in two plants in North Texas. The aggregate purchase price was $32.0 million, subject to customary working capital adjustments.

On October 17, 2016, the Company completed the divestiture of its bricks business. As a result of this divestiture, the Company no longer has any profit or other interest in the former bricks business and, beginning in the fourth quarter of 2016, will classify its former Bricks segment results as discontinued operations in its financial results.

Conference Call and Webcast Information

Forterra will host a conference call to review third quarter 2016 results on November 11, 2016 at 10:00 a.m. Eastern Time (9:00 a.m. Central). The dial-in number for the call is 574-990-1396 or toll free on 844-498-0572. The participant passcode is 11146547. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available after the call for 30 days under the Investor section of the Company’s website.

About Forterra

Forterra is a leading manufacturer of pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, and drainage. Based in Irving, Texas, Forterra employs more than 5,500 people and operates more than 100 facilities, with products available throughout the U.S. and Eastern Canada. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

(Tables Follow)

FORTERRA BUILDING PRODUCTS

Condensed Combined Statements of Operations

(in thousands, except share data and per share data)

	Successor				Predecessor
	Three months ended		Nine months ended	For the period from	For the period from
	September 30,		September 30,	March 14 to September 30,	January 1 to March 13,
	2016	2015	2016	2015	2015
	(unaudited)
Net sales	$480,145	$241,415	$1,120,287	$492,730	$132,620
Cost of goods sold	371,123	196,139	880,494	424,544	117,831

Gross profit	109,022	45,276	239,793	68,186	14,789
Selling, general & administrative expenses	(66,059)	(45,119)	(164,681)	(92,835)	(21,683)
Impairment and restructuring charges	(555)	(598)	(578)	(941)	(542)
Earnings from equity method investee	4,146	2,946	9,014	6,718	67
Other operating income	1,940	(1,621)	4,473	2,309	994

	(60,528)	(44,392)	(151,772)	(84,749)	(21,164)

Income (loss) from operations	48,494	884	88,021	(16,563)	(6,375)

Other income (expenses)
Interest expense	(31,756)	(13,122)	(73,885)	(28,673)	(84)
Other income (expense), net	(216)	—	(1,393)	(140)	(39)

Income (loss) before income taxes	16,522	(12,238)	12,743	(45,376)	(6,498)
Income tax (expense) benefit	(8,154)	(2,729)	28,378	(4,308)	742

Net income (loss)	$8,368	$(14,967)	$41,121	$(49,684)	$(5,756)

FORTERRA BUILDING PRODUCTS

Condensed Combined Balance Sheets

(in thousands)

	Successor
	September 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$36,217	$43,590
Receivables, net	288,636	118,959
Inventories	310,653	210,615
Other current assets	20,639	2,844

Total current assets	656,145	376,008

Non-current assets
Property, plant and equipment, net	646,719	388,924
Goodwill	421,994	75,537
Intangible assets, net	268,949	26,062
Investment in equity method investee	57,503	56,289
Deferred tax assets	—	3,087
Derivative assets	—	9,093
Other long-term assets	—	3,875

Total assets	$2,051,310	$938,875

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$148,449	$96,486
Accrued liabilities	72,378	55,628
Deferred revenue	14,018	19,498
Current portion of long-term debt	—	2,191

Total current liabilities	234,845	173,803

Non-current liabilities
Senior Term Loan	1,000,842	467,192
Junior Term Loan	237,624	236,446
Revolving credit facility	22,285	—
Financing obligation	210,429	—
Deferred tax liabilities	119,522	2,365
Other long-term liabilities	19,588	6,754
Derivative liabilities	1,788	—

Total liabilities	1,846,923	886,560

Equity
Contributed capital	246,669	139,869
Accumulated other comprehensive loss	(617)	(4,768)
Retained deficit	(41,665)	(82,786)

Total shareholders’ equity	204,387	52,315

Total liabilities and shareholders’ equity	$2,051,310	$938,875

FORTERRA BUILDING PRODUCTS

Additional Statistics

(unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States (“GAAP”), in this earnings release we also present adjusted net income, adjusted EBITDA and adjusted EBITDA margin. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate adjusted net income as net income (loss) after adjusting for impairment and restructuring charges, (gains)/losses on the sale of property, plant and equipment and certain other income and expenses, such as transaction costs, carve-out costs related to our separation from HeidelbergCement and costs associated with disposed sites and including normalized income tax expense for the adjustments to net income (loss). We calculate adjusted EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization and before impairment and restructuring charges, (gains)/losses on the sale of property, plant and equipment and certain other income and expenses, such as transaction costs, carve-out costs related to our separation from HeidelbergCement and costs associated with disposed sites. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.

Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted net income, adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted net income, adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted net income and adjusted EBITDA should not be considered as alternatives to consolidated net income, and in the case of our segment results, adjusted EBITDA should not be considered an alternative to EBITDA, which the CODM reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, adjusted net income, adjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the tax necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted net income, adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted net income, adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted net income, adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

Reconciliation of net income (loss) to adjusted net income (loss)

(in thousands)

	For the three months ended September 30,
	2016	2015
Net income (loss)	$8,368	$(14,967)
(Gain) loss on sale of property, plant & equipment, net[1]	1,539	573
Impairment and restructuring[2]	556	598
Transaction costs[3]	7,964	5,680
Inventory step-up impacting margin[4]	—	4,915
Costs associated with disposed sites[5]	46	927
Other (gains) expenses[6]	(2,676)	—
Tax impact of net income adjustments[7]	(2,749)	(4,696)

Adjusted net income (loss)	13,048	(6,970)

1	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.
2	Impairment of intangible assets and the following charges related to plant closures: (I) impairment charges in respect of abandoned fixed assets that had remaining book value and (ii) restructuring charges in respect of severance and lease and other contract termination costs.
3	Legal, valuation, accounting, advisory and other costs related to business combinations.
4	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.
5	Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted net income (loss) presented herein.
6	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.
7	Assumes a normalized tax rate of 37% applied to the adjustments to net income.

Reconciliation of net income (loss) to adjusted EBITDA

	Successor				Predecessor
	For the three months ended September 30,		For the nine month period ended September 30,	For the period from March 14 to September 30,	For the period from January 1, 2015 to March 13,
	2016	2015	2016	2015	2015
Net income (loss)	$8,368	$(14,967)	$41,121	$(49,684)	$(5,756)
Interest expense	31,756	13,122	73,885	28,673	84

Depreciation and amortization	30,629	9,313	71,049	20,373	6,894
Income tax expense (benefit)	8,154	2,729	(28,378)	4,308	(742)
(Gain) loss on sale of property, plant & equipment, net[1]	1,539	573	1,169	373	(122)
Impairment and restructuring[2]	556	598	579	941	542
Transaction costs[3]	7,964	5,680	19,228	19,052	2,079
Inventory step-up impacting margin[4]	—	4,915	12,515	27,738	—
Costs associated with disposed sites[5]	46	927	234	1,471	299
Other (gains) expenses[6]	(2,676)	—	(2,676)	—	—

Adjusted EBITDA	86,336	22,890	188,726	53,245	3,278
Adjusted EBITDA margin	18.0%	9.5%	16.8%	10.8%	2.5%
Gross profit	109,022	45,276	239,793	68,186	14,789
Gross profit margin	22.7%	18.8%	21.4%	13.8%	11.2%

1	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.
2	Impairment of intangible assets and the following charges related to plant closures: (I) impairment charges in respect of abandoned fixed assets that had remaining book value and (ii) restructuring charges in respect of severance and lease and other contract termination costs.
3	Legal, valuation, accounting, advisory and other costs related to business combinations.
4	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.
5	Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.
6	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

Reconciliation of segment EBITDA to segment adjusted EBITDA

For the three months ended September 30, 2016:

	Drainage Pipe & Products	Water Pipe & Products	Bricks	Corporate and Other
EBITDA	51,502	43,634	6,140	(22,369)

(Gain) loss on sale of property, plant & equipment, net[1]	6	1,541	(8)	—
Impairment and restructuring[2]	245	305	—	6
Transaction costs[3]	—	291	—	7,673
Inventory step-up impacting margin[4]	—	—	—	—
Costs associated with disposed sites[5]	46	—	—	—
Other (gains) expenses[6]	—	(2,676)	—	—

Adjusted EBITDA	$51,799	$43,095	$6,132	$(14,690)

For the three months ended September 30, 2015:

	Drainage Pipe & Products	Water Pipe & Products	Bricks	Corporate and Other
EBITDA	29,213	8,648	630	(28,294)

(Gain) loss on sale of property, plant & equipment, net[1]	583	—	(9)	(1)
Impairment and restructuring[2]	598	—	—	—
Transaction costs[3]	1,720	1,573	467	1,920
Inventory step-up impacting margin[4]	1,681	1,087	2,147	—
Costs associated with disposed sites[5]	(19)	—	—	946
Other (gains) expenses[6]	—	—	—	—

Adjusted EBITDA	$33,776	$11,308	$3,235	$(25,429)

1	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.
2	Impairment of intangible assets and the following charges related to plant closures: (I) impairment charges in respect of abandoned fixed assets that had remaining book value and (ii) restructuring charges in respect of severance and lease and other contract termination costs.
3	Legal, valuation, accounting, advisory and other costs related to business combinations.
4	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.
5	Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.
6	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

Source: Forterra, Inc.

Company Contact Information:

Matt Brown

Executive Vice President and Chief Financial Officer

469-458-9049

matt.brown@forterrabp.com